Ontario Court Confirms Royal Gold’s Holt Royalty Interest

DENVER, COLORADO.  JULY 24, 2009: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL), a leading precious metals royalty company, announced today that on July 23, 2009, the Ontario Superior Court of Justice rendered a decision in an action seeking clarification of the royalty obligations on the Holt portion of the Holloway-Holt mining project in Ontario, Canada.  The Court held that Royal Gold is entitled to payment from Newmont Canada of the full amount of the sliding-scale royalty defined in the Net Smelter Return Royalty Agreement between Barrick Gold Corporation and Newmont Canada.  The Court also held that St Andrew Goldfields Ltd.’s (“St Andrew”) sole obligation is to reimburse Newmont Canada for payment of the royalty up to a flat rate of 0.013% of the net smelter returns for gold, silver and other minerals.  The Court’s decision may be appealed within 30 days of the date of the decision.

St Andrew owns 100% of the Holloway-Holt mining project.  It is currently redeveloping the Holloway mine under a staged investment plan and has announced that it expects to begin production at the Holt mine in the second half of 2010.  According to St Andrew’s public filings in Canada from June 2008, proven and probable reserves subject to Royal Gold’s royalty equal 2.95 million tons at a grade of 0.165 ounces per ton, containing 487,000 ounces of gold.  At a gold price of US$950 per ounce, the effective royalty rate payable to Royal Gold by Newmont Canada under the court decision is 12.35%.  Royal Gold acquired the sliding-scale net smelter return royalty as part of its October 1, 2008 acquisition of a portfolio of royalties from Barrick.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests. The Company owns royalties on 118 properties on five continents, including royalties on 26 producing mines and seven development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol "RGLD" and on the Toronto Stock Exchange under the symbol "RGL." The Company's website is located at www.royalgold.com.

For more information about Royal Gold, Inc., please contact:

Karen Gross
Vice President and Corporate Secretary
303-575-6504

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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding the commencement of production at the Holt mine and the reserve report filed by St. Andrew in June 2008 addressing the proven and probable reserves that are subject to Royal Gold’s royalty.  Factors that could cause such forward looking statements to differ materially from the projections include, among others, precious metals prices, decisions and activities of the operators of the property, unanticipated grade, geological, metallurgical, processing or other problems the operators of the property may encounter, changes in the project parameters as plans continue to be refined, economic and market conditions, liquidity and production problems at the property, and other subsequent events, as well as other factors described in Royal Gold’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  Most of these factors are beyond Royal Gold’s ability to predict or control.  Royal Gold disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

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